As filed with the Securities and Exchange Commission on June 1, 2010

Registration No. 333-145303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-145303

UNDER

THE SECURITIES ACT OF 1933

Iowa Telecommunications Services, Inc.

(Exact name of registrant as specified in its charter)

Iowa	42-1490040
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 S. Second Avenue West Newton, Iowa	50208
(Address of principal executive offices)	(Zip Code)

Iowa Telecommunications Services, Inc. 2007 Employee Stock Purchase Plan

(Full title of plans)

Donald G. Henry

General Counsel

Iowa Telecommunications Services, Inc.

115 S. Second Avenue West

Newton, Iowa 50208

(Name and address of agent for service)

(515) 787-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

This Post Effective Amendment to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-145303) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2007, by Iowa Telecommunications Services, Inc. (the “Company”), relating to 500,000 shares of Common Stock of the Company for issuance under the Iowa Telecommunications Services, Inc. 2007 Employee Stock Purchase Plan.

Effective as of June 1, 2010, pursuant to an Agreement and Plan of Merger, dated as of November 23, 2009, by and among Windstream Corporation (“Parent”), Buffalo Merger Sub, Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, the Company merged with and into Merger Sub with Merger Sub continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s Common Stock pursuant to existing registration statements, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement and hereby removes from registration all shares of the Company’s Common Stock registered under the Registration Statement which remain unsold as of the effective date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of Iowa, on June 1, 2010.

Iowa Telecommunications Services, Inc.

By:	/s/ Donald G. Henry
Name:	Donald G. Henry
Title:	General Counsel